Exhibit (a)(1)(G)

CASCADE MICROTECH, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR RESTRICTED STOCK UNITS

STOCK OPTION PLANNING SUMMARY

AS OF JANUARY 29, 2009

The following is a list of your Eligible Options that you may elect to be exchanged for New Awards in the Offer, which is described in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units dated January 29, 2009, including all attachments thereto (the “Offer to Exchange”), made available to Eligible Employees holding Eligible Options of Cascade Microtech, Inc. (the “Company” or “Cascade Microtech”). Defined terms not explicitly defined herein shall have the same definitions as in the Offer to Exchange.

Note: This Stock Option Planning Summary represents your Eligible Options as of January 29, 2009. Options cease to be eligible for the Offer if they are not outstanding as of the Expiration Time of the Offer (currently 5:00 pm., U.S. Pacific Time, on February 27, 2009, unless Cascade Microtech extends the offer). If you have any questions or concerns about this matter, please contact Steve Sipowicz at (503) 601-1000 or steven.sipowicz@cmicro.com.

Stock Option Planning Summary	Cascade Microtech, Inc.
ID: 93-0856709
2430 NW 206th Ave.
Beaverton, OR 97006

OPTIONS OUTSTANDING WITH SHARES VESTING AS OF 1/29/2009

Base Value:	$0.0000
% Multiplier:	0.0000

[Name]

[Address]

Number	Option Date	Plan/ Type	Outstanding	Price	Vested 1/29/2009 $0.0000	Unvested 1/29/2009 $0.0000	Vesting 1/29/2009 To 1/28/2010 $0.0000	Vesting 1/29/2010 To 1/28/2011 $0.0000	Vesting 1/29/2011 To 1/28/2012 $0.0000	Vesting 1/29/2012 To 1/28/2013 $0.0000	Vesting 1/29/2013 To 1/28/2014 $0.0000
xxxxxx	09/15/00	1993/ISO	0	$7.0000	0	0	0	0	0	0	0
xxxxxx	11/09/01	2000/ISO	0	$7.0000	0	0	0	0	0	0	0
xxxxxx	12/17/04	2000/ISO	0	$13.5200	0	0	0	0	0	0	0
	11/18/05	2000/ISO	0	$14.3800	0	0	0	0	0	0	0

	TOTALS		0		0	0	0	0	0	0	0

			VALUE		$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
			PRICE		$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
			GAIN		$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

*	Price greater than Value, No Gain – Shares not included in totals.